BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS) announces to its shareholders and to the market in general that, in a report released today, the risk rating agency Fitch Ratings lowered its global scale issuer credit rating on the Company to 'BB' from 'BBB-' and its national scale issuer credit rating to 'AA+(bra)' from 'AAA(bra)'. The outlook on both credit ratings is Stable.

Sao Paulo, April 1, 2019.

Ivan de Souza Monteiro

Chief Financial and Investor Relations Officer